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                                                                     EXHIBIT 3.9

TRANSLATION

PUBLIC DOCUMENT NUMBER NINE THOUSAND SEVEN HUNDRED AND EIGHTY THREE (9783)

WHEREBY the Corporation known as "KATTEGAT SHIPPING INC.", with domicile in the City of Panama, Republic of Panama, is incorporated.

                                 Panama, August 10th, 1999.

In the City of Panama, capital of the Republic and seat of the notarial circuit of the same name, on the tenth (10th ) day of the month of August, in the year one thousand nine hundred and ninety nine (1999), before me, DR. MARIO VELASQUEZ CHIZMAR, Fifth Notary Public of the Panama Circuit, holder of personal identity card number eight-one hundred and seventy six-four hundred and twenty two (8-176-422), personally appeared the following persons, to me known: JULIO ERNESTO LINARES FRANCO (Julio E. Linares F.), male, of legal age, married, lawyer, Panamanian and resident of this city, holder of personal identification card number eight-two hundred and thirty-one thousand six hundred and sixty six (8-230-1666); and ADOLFO ENRIQUE LINARES FRANCO (Adolfo E. Linares), male, of legal age, married, lawyer, Panamanian and resident of this city, holder of personal identification card number eight-two hundred and forty two-four hundred and two (8-242-402); and they requested that I issue this Public Instrument to make of record that they are incorporating a corporation, according to Panamanian law, subject to the following Articles of Incorporation:

FIRST: The name of the Company is: "KATTEGAT SHIPPING INC."

SECOND: The purposes and objectives which the corporation shall mainly undertake, develop and carry on within or outside the Republic of Panama are the following: (a) to acquire, possess, administrate, encumber, lease, alienate and dispose of in any form, all types of goods, such as chattel, real estate, livestock or of any other nature, including rights, obligations and quotas of participation, whether as owner or for the account of third parties; (b) to issue, administer, buy, sell and negotiate all types of shares, quotas, documents, bonds, titles or securities, whether on its own account or on the account of third parties; (c) to buy, acquire, sell, or grant patents, marks, copyrights, licenses and formulas, and to exploit them commercially; (d) to buy, sell, charter and administrate all types of ships; as well as to operate

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maritime agencies and carry on maritime operations in general; (e) to invest in companies, businesses or projects, and to financing, negotiation, exploitation or participation in mining, industrial, commercial, real state, financial, maritime or any another class of companies; (D to open, operate and administer accounts in banks or other lending or financial institutions; and to give and take loans; to remit, accept, endorse, discount and grant notes, drafts and other negotiable documents, and to offer all kinds of guarantees in favor of third parties upon all or any of the assets of the company; and (g) to engage in any another lawful business permitted by the Laws of the Republic of Panama or which these may allow in the future.

THIRD: The authorized capital stock of the corporation is of TEN THOUSAND DOLLARS (US$10,000.00), legal currency of the United States of America, divided into ONE HUNDRED (100) BEARER OR NOMINATIVE SHARES, with a nominal value of ONE HUNDRED DOLLARS (US$100.00) each. The holder of a certificate issued to bearer may have said certificate exchanged for another certificate in his name for equal number of shares; and the holder of nominative shares may have his certificate exchanged for another to bearer for equal number of shares. The capital stock may be increased; more and new shares may be issued and the nominal value, class and rights pertaining to said shares may be changed. Each share shall be entitled to one vote.

FOURTH: The Board of Directors of the Corporation shall authorize the issue of shares of the corporation and prescribe their distribution.

FIFTH: The domicile of the corporation shall be the City of Panama, Republic of Panama. The corporation may develop its activities and establish branches and offices in any other part of the world, and may likewise re-domicile or change its domicile of incorporation in order to continue existing under the laws of another country or jurisdiction, subject to the authorization of the Board of Directors or the Assembly of Shareholders of the corporation.

SIXTH: The number of the first directors shall be three (3). The Board of Directors may, however, increase the number of Directors to seven (7) and may also designate them. The Board of Directors shall have the duties and exercise the powers specifically set forth in the by-laws of the Corporation. It shall not be necessary to be a shareholder in order to be a Director

SEVENTH: The duration of the corporation shall be perpetual.

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EIGHTH: The Officers of the corporation shall be elected in the manner and according to what is prescribed in the by-laws of the Corporation. The same person may perform two (2) or more offices.

NINTH: The President of the corporation is the Legal Representative. In his absence or inability, shall be the Vice-president.

TENTH: The holders of fifty one percent (51%) of the outstanding stock of the Corporation shall constitute quorum for the transaction of business on the part of the General Assembly of Shareholders. In order that the resolution of the General Assembly of Shareholders may be valid the affirmative vote of the majority of the holders of the outstanding stock, present or represented by proxy, is required. The meetings of the General Assembly of Shareholders shall be held in the Republic of Panama or at any other place outside the Republic of Panama which the Board of Directors or the General Assembly by themselves may determine

ELEVENTH: Any Shareholder may grant a Proxy by means of a public or private document to be represented in any meeting or General Assembly of Shareholders to be held. In case of Bearer Shares this Proxy shall be granted before a Notary Public and on it the Notary shall record the number of share certificates presented by the grantor shareholder to the Notary, specifying the number of shares represented by each certificate.

TWELFTH: The Board of Directors may make, change, amend or revoke the by-laws of the Corporation, and prescribe and change from time to time the amounts of capital stock which it shall keep in reserve for any legitimate purpose.

THIRTEENTH: The Board of Directors may hold its meetings, maintain one or more offices and keep the books of the Corporation at the places which the Board itself may at any time designate, within or without the Republic of Panama. During the meetings of the Board of Directors, any Director may be represented and vote by Proxy or Proxies (who do not need to be Directors) appointed in writing (through fax, telex or cable), with or without power of substitution

FOURTEENTH: The Corporation reserves the right to amend, change or revoke any of the provisions of these Articles of Incorporation, in the manner permitted by the laws of the Republic of Panama, it being understood that all rights conferred by these Articles of Incorporation upon the Officers, the Board of Directors and the Shareholders of the corporation are subject to such reservation

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FINAL PROVISIONS:

(A) The name and the domicile of each of the subscribers to these Articles of Incorporation and the number of shares to which each of them agrees to subscribe, are as follows: JULIO E. LINARES F., of Via General Nicanor A. de Obarrio - Fiftieth (50th) Street, Bancomer Plaza, Fourth (4th) Floor, City of Panama, Republic of Panama, ONE (1) SHARE; and ADOLFO E. LINARES, of Via General Nicanor A. de Obarrio - Fiftieth (50th) Street, Bancomer Plaza, Fourth (4th) Floor, City of Panama, Republic of Panama, ONE (1) SHARE;

(B) The Resident Agent shall be the Law Firm "TAPIA, LINARES Y ALFARO" whose address is as follows: Via General Nicanor A. de Obarrio - Fiftieth (50th) Street, Bancomer Plaza, Fourth (4th) Floor, Post Office Box Seven thousand four hundred and twelve (7412), Panama Five (5), Republic of Panama; Telephone: five zero seven (507) two six three - six zero six six (263-6066); Fax: five zero seven (507) two six three - five three zero five (263-5305);

(C)The Directors of the Corporation shall be: JUAN ARTURO MONTES GOMEZ (Juan A. Montes G.), CLARISSA PLATA DE AGUIRRE (Clarissa P. de Aguirre), and ELSA MARIA SOUSA QUINTERO (Elsa Ma. Sousa), all domiciled at Via General Nicanor A. de Obarrio (Fiftieth (50th) Street), Bancomer Plaza, Fourth (4th) Floor, City of Panama, Republic of Panama; and

(D) The Officers of the Corporation shall be: JUAN ARTURO MONTES GOMEZ (Juan A.Montes G.), President; CLARISSA PLATA DE AGUIRRE (Clarissa P. de Aguirre), Vice-president and Treasurer; and ELSA MARIA SOUSA QUINTERO (Elsa Ma. Sousa), Secretary.

I made known to the parties appearing before me that a copy of this public instrument must be registered; and it having been read to them in the presence of the attesting witnesses, Mrs. Aura Isabel Santiago de Castillero, with personal identity card number eight-one hundred eighty three-nine hundred seventy nine (8-183-979); and Miss Maria Isabel Gonzalez Diaz, with personal identity card number eight-one hundred and twenty eight-one hundred and forty nine (8-128-149), of legal age, and residents of this city, to me known and qualified to discharge the duty, they found it to be correct, and they all sign it as a matter of record, before me, the Notary Public, whereunto I attest.

THIS Document bears number NINE THOUSAND SEVEN HUNDRED AND EIGHTY

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THREE (9783)

(sgd.) Julio E. Linares. -- Adolfo E. Linares. -- Aura I. S. de Castillero -- Ma. I. Gonzalez - MARIO VELASQUEZ CHIZMAR, Fifth Notary Public.

    Conforms with its original this copy which I issue, seal and sign in the City of Panama, Republic of Panama, on the seventh (7th) day of the month of June, in the year two thousand (2000).

(sgd.) Blanca Vanegas de Jacome, Fifth Notary Public.

There is a stamped seal of the PUBLIC REGISTER OFFICE.- Public Registry Office.- A copy of this document was registered at the Mercantile Section since the seventh day of August one thousand nine hundred and ninety nine.- Microjacket 365877, Document 12908.- Duties Paid B/.10.00.- Panama, June 8, 2000.- (sgd.)
Honorina de Portillo, Chief of the Section.

      I, BERTILDA R. DE TORRES, do hereby certify that the foregoing is a true and exact translation of its original in Spanish.

      Panama, June 9, 2000
                                                      /s/ Bertilda R. De Torres
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                                                      [SEAL]

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                                   BY-LAWS OF

                             KATTEGAT SHIPPING INC.

                                   CHAPTER ONE

                                     OFFICES

Article One.- Main Offices.

      The main offices of this corporation shall be at Bancomer Plaza, 4th Floor, Via General Nicanor A. de Obarrio, City of Panama, Republic of Panama.

Article Two.- Other Offices.

      The corporation may have other offices at such places as the Board of Directors may, from time to time, designate or where the business of the corporation may require.

                                   CHAPTER TWO

                        General Assembly of Stockholders

Article One.- Place of holding meetings.

      The meetings of the General Assembly of Stockholders of the corporation shall be held at the offices of the corporation in the Republic of Panama, unless otherwise specified in the notice or in the waiver of notice of the meeting, being understood, however, that this provision shall be subject to what is provided in Article Four of this Chapter, and being further understood that the Directors may, by resolution of the Board, change the place for the holding of meetings of the Assembly of Stockholders for any place within or without the Republic of Panama.

Article Two.- Annual Meeting.

      Subject to what is provided in Article One and Four of this Chapter,

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not less than ten days before such meetings. The notices for special meetings shall also indicate the purposes of the meeting. All or any of the Stockholders may waive notice of a meeting before or after the holding of such meeting and the presence of a stockholder at any meeting, in person or by proxy shall be considered as a waiver on his part to the notice of said meeting. The meetings of the stockholders may be held at any time, for any purpose, without notice, when all the Stockholders are present in person or represented by proxy, or when all the stockholders shall waive notice and consent to the holding of such meeting.

      If the corporation has issued shares to bearer the notice for the meetings of the stockholders, unless waived by writing before or after the meeting, shall be published in a newspaper designated by the Board of Directors.

Article Five. Voting at the meetings of the Assembly of Stockholders.

      In every Assembly of Stockholders, each of the owners of stock of the company, with voting rights, shall have the right to one vote for each share appearing registered in his name at the time of closing of the books, prior to said meeting, and if such books would not have been closed, then for each share registered in his name on the date fixed by the Board of Directors, as prescribed in Article 6 of Chapter V of these by-laws. In the event of shares issued to bearer, the holder of a certificate or certificates, representing such shares entitled to vote, shall be entitled to one vote at any meeting of the Stockholders, for each share entitled to vote, upon presentation at said meeting of said certificate or certificates or upon presentation of any other evidence of ownership as may be prescribed by the Board of Directors.

Article Six.- Proxies.

      Each of the stockholders shall be entitled to vote in person or by a

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all meetings of the General Assembly of Stockholders and shall preside such meetings; but in the absence of the President and the Vice-President of the corporation, the Stockholders may elect a Chairman to preside the meeting. The Secretary of the corporation shall act as Secretary at all meetings of the Assembly of Stockholders, but in the absence of the Secretary of the corporation, the Stockholders may appoint any person to act as Secretary of the meeting.

                                  CHAPTER THREE

                               Board of Directors

Article One.- Election, Qualification and Vacancies.

      The properties and businesses of the corporation shall be managed and controlled by a Board of Directors, consisting of three (3) members, but such number may be changed at any time. In the event of an increase in the number of Directors until the meetings of the Assembly of Stockholders are held, the additional Directors may be elected by the Board of Directors already existing, to exercise their duties until the next meeting of the Assembly of Stockholders or until the election and qualification of their successors. In the event of a vacancy in the Board of Directors by reason of death, resignation, removal or otherwise, the remaining Directors, by resolution approved by the majority thereof, shall have power to fill such vacancy for any unexpired term. A Director shall remain validly in his office until his successor shall be elected and shall qualify.

Article Two. - Place of holding the meetings.

      Meetings of the Board of Directors may be held at the places designated by the Board of Directors, from time to time, or at the places agreed in writing by all the Directors.

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compensation for the attendance to the meetings of the committee of which they are members.

Article Eight.- Voting with respect of other shares.

      The Directors shall have the power to designate the person who shall be entitled to vote on behalf of the corporation with respect to the Stock, bonds or securities that the corporation has in other companies, as well as the person entitled to assign and transfer such stock, bonds or securities.

                                  CHAPTER FOUR

                                    Officers

Article One.- Election, Term and Vacancies.

      The officers of the corporation shall be a President, a Secretary and a Treasurer, who shall be elected by the Board of Directors. The Board of Directors may also appoint such other Officers and Agents, including one or more Vice-Presidents, as it may deem necessary, who shall have the authorization and perform the duties conferred to them, from time to time, by the Board of Directors. The Officers elected by the Board of Directors shall exercise their offices for one year, or until their successors are elected and qualified, being it understood that any officer may be removed at any time by the affirmative vote of a majority of all the Directors. The vacancies occurring among the Officers of the corporation shall be filled by the Board of Directors, who shall fix their salaries. An Officer does not need to be a Director and any person may exercise two or more offices.

Article Two. President.

      The President is the Legal Representative and Executive Chief of the corporation. He shall preside all meetings of the Assembly of Stockholders and of the Board of Directors. He shall have the general and active

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Article Five.- Treasurer.

      The Treasurer shall have the custody of the funds and securities of the corporation and shall keep complete and exact accounts of the entries and disbursements in the books belonging to the corporation and shall deposit all the monies and other valuable effects in the name and to the credit of the corporation with the depositories that the Board of Directors may appoint. He shall disburse the funds of the corporation in accordance with the orders of the Board of Directors, and shall keep adequate vouchers of such disbursements and shall render to the President or the Board of Directors, when required, an account of all his operations as Treasurer as well as a general balance sheet of the corporation.

Article Six. - Oaths and bonds.

      The Board of Directors may by resolution require that any officers, agents or employees of the corporation take oaths or bonds for the faithful performance of their respective duties.

Article Seven. - Signatures.

      All checks, drafts or orders for the payment of money, and all acceptance, bills of exchange and notes shall be signed by the Officer or Officers of the corporation and the Agents that the Board of Directors may appoint by resolution.

Article Eight.- Vacancies.

      The vacancies occurring among the Officers may be filled for the unexpired portion of the term by the same body authorized to make its appointment.

Article Nine.- Delegation of Duties.

      In the event of death, resignation, retirement, disability, incapacity, illness, absence, removal or negative from any officer or agent of the

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Article Four. - Register of Bearer Shares.

      In the event of shares issued to bearer the stock register shall indicate the number of shares issued, the date of issue and that such shares have been fully paid and are non-assessable.

Article Five.- Cancelled and Lost Certificates.

      All stock certificates waived shall be cancelled, and the corresponding certificate shall not be issued unless waiver and cancellation of a similar certificates for a like number of shares is made. Any person who alleges the loss or destruction of a stock certificate shall make a statement or affirmation of such fact, and shall announce it in accordance with the requirements of the Board of Directors, and further, if the Board of Directors shall so require, shall serve a bond for the amount stipulated by the Board, whereupon a new certificate of the same tenor and for a like number of shares shall be issued in lieu of the certificate alleged to have been lost or destroyed.

Article Six.- Transfers of Shares.

      Transfers of shares shall be made in the books of the corporation by the holder thereof or his attorney, by waiver and cancellation of the certificate or certificates for such shares; but the Board of Directors may appoint any bank or trust company to act as agent or registrar for the transfers of such certificates. The books of transfers of the corporation may be closed during the period that the Board of Directors determine, provided said period does not exceed forty days prior to the date fixed for the annual or a special meeting of the Assembly of Stockholders, and said period may also be closed by the Board of Directors for the time that said Board may deem necessary for the payment of dividends and meanwhile the shares shall not be transferable. The Directors may fix also a date not less than forty days before the holding of any meeting, as the date in which the stockholders of the class who are not

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regular or special meeting of the Board of Directors.

Article Two.- Dividends in shares.

      When the Board of Directors shall so determine, dividends may be paid by the issue of shares of the corporation, provided that the capital required for such purpose is authorized and available, and provided that if such shares shall not have been previously issued, a sum be transferred from the surplus to the account of capital of the corporation at least equal to the one for which such shares could lawfully be sold.

                                  CHAPTER SEVEN

                                  Fiscal Year

      The fiscal year of the corporation shall be for a period of twelve months and shall end on the 31st. of December of each year.

                                  CHAPTER EIGHT

                                      Seal

      The company may adopt a corporate seal, which shall have the form and text approved by the Board of Directors, from time to time.

                                  CHAPTER NINE

                                   Amendments

      These By-Laws may be altered, amended or revoked by the Board of Directors, at any regular or special meeting, with or without notice of the proposed alteration, amendment or revocation.

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